CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated October 26, 2009 with respect to the audited consolidated balance sheet of Passport Arts Inc. (A Development Stage Company) as of August 31, 2009 and the related consolidated statement of operations, cash flows, and stockholders’ deficit for the period from December 2, 2008 (date of inception) through August 31, 2009

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone–bailey.com
Houston, Texas

October 26, 2009